Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Proxy Statement of ING Clarion Global Real Estate Income Fund and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated February 27, 2009, included in the Statement of Additional Information that are made a part of the Registration Statement (Form N-14 No. 333-00000) and Prospectus of ING Clarion Global Real Estate Income Fund for the registration of 12,575,757 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 4, 2009